Exhibit 99

COVENANT TRANSPORTATION GROUP ANNOUNCES FOURTH QUARTER
FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – January 25, 2016 - Covenant Transportation Group, Inc.  (NASDAQ/GS: CVTI) announced today financial and operating results for the fourth quarter ended December 31, 2015.

Highlights for the quarter included the following:

•	Total revenue of $208.1 million, an increase of 0.6% compared with the fourth quarter of 2014.
•	Freight revenue of $191.1 million (excludes revenue from fuel surcharges), an increase of 10.8% compared with the fourth quarter of 2014.
•
Operating income of $24.3 million and an operating ratio of 87.3%, compared with operating income of $24.7 million and an operating ratio of 85.7% in the fourth quarter of 2014. Operating ratio is defined as: total operating expenses minus fuel surcharge revenue, divided by freight revenue.

•
Net income of $13.2 million, or $0.73 per diluted share, compared with net income of $13.5 million, or $0.82 per diluted share in the fourth quarter of 2014, on a 10.7% increase in weighted average diluted shares resulting primarily from the Company’s public offering of 3,036,000 common shares completed in November 2014.

For the year ended December 31, 2015, total revenue increased 0.7%, to $724.2 million from $719.0 million for 2014.  Freight revenue, which excludes revenue from fuel surcharges, increased 10.7%, to $640.1 million in 2015 from $578.2 million in 2014.  The Company reported net income of $42.1 million, or $2.30 per diluted share, for 2015 compared to net income of $17.8 million, or $1.15 per diluted share in 2014.  The 2015 year included a federal income tax credit of approximately $4.7 million (or $0.26 per diluted share) recognized as a discrete item in the first quarter of 2015 and included the favorable impact totaling approximately $3.5 million pretax (or $0.12 per diluted share) of previously expensed casualty insurance premium from our commutation of the April 1, 2013 through September 30, 2014 policy period of our primary auto liability insurance policy recorded as a reduction of “Insurance and claims” expense in the second quarter of 2015. The 2014 year included a $7.5 million pretax (or $0.30 per diluted share) increase to claims reserves resulting from an adverse judgment on a 2008 cargo claim recorded to “Insurance and claims” expense in the third quarter of 2014.

Chairman, President, and Chief Executive Officer, David R. Parker, made the following comments:  “Net income for the fourth quarter was essentially the same as last year in a materially softer overall freight environment. Our expedited operations and Solutions’ brokerage performed very well for the supply chains of our e-commerce, LTL and omni-channel shipping customers during the 2015 peak freight season, which in turn helped them satisfy the American consumers who increasingly rely on these services. Our record level of commitment to this peak shipping effort was offset by temporarily ramping up staffing costs to cover the 24/7 nature of this business, softness in other parts of our truckload business, and external market-driven related accruals relating to negative fuel hedge positions and the reduced values of trucks given a softer Class 8 used truck market. For the fourth quarter of 2015, our asset-based truckload operating ratio was a solid 87.2%, while the Solutions brokerage operating ratio was a strong 87.7%.

Management Discussion—Asset-Based Truckload Operations
“For the quarter, total revenue in our asset-based operations decreased to $176.3 million, a decrease of $9.3 million compared with the fourth quarter of 2014.  This decrease consisted of lower fuel surcharge revenue of $17.4 million, partially offset by higher freight revenue of $8.1 million. The $8.1 million increase in freight revenue related to a 2.9% increase in average freight revenue per tractor per week, a 45 truck (or 1.7%) increase in our average tractor fleet, and a $1.1 million increase of freight revenue contributed from our refrigerated intermodal service offering. Team-driven trucks increased to an average of 966 teams in the fourth quarter of 2015, an increase of approximately 5.9% over the average of 912 teams in the fourth quarter of 2014.

“Average freight revenue per tractor per week increased to $4,423 during the 2015 quarter from $4,300 during the 2014 quarter, based on higher average freight revenue per mile partially offset by a decrease in average miles per tractor.  The primary factor of our increased year-over-year rate per mile and our decreased year-over-year utilization related to the higher 2015 quarter volume of committed capacity of trucks that were provided at a daily rate per truck without regards to the number of miles driven. These committed trucks provided an extremely high level of service on demand, but were not in operation for as many absolute miles as in the fourth quarter of 2014. Other factors impacting the decreased utilization were a weaker underlying non-peak freight environment, and a lower seated truck percentage, partially offset by a 140 basis point increase in the percentage of our fleet comprised of team-driven trucks. On average, approximately 5.0% of our fleet lacked drivers during the 2015 quarter compared with approximately 4.4% during the 2014 quarter.

“Salaries, wages and related expenses increased approximately 6.4 cents per mile due to higher seasonal peak pay per mile bonuses for our professional drivers, a higher percentage of our fleet comprised of team-driven tractors, and employee pay adjustments since the fourth quarter of 2014, partially offset by lower group health and workers’ compensation insurance expense.

“Net fuel expense increased by approximately 4.9 cents per total mile to 12.7 cents per mile in the 2015 quarter. Losses from fuel hedging transactions were $4.5 million in the 2015 quarter compared with losses of $2.9 million in the 2014 quarter. These two headwind items were partially offset by improved fuel pricing and improved fuel economy of our tractors. Ultra low sulfur diesel prices as measured by the Department of Energy averaged approximately $1.12/gallon lower in the fourth quarter of 2015 compared with the 2014 quarter.  We expect to continue using fuel price hedges periodically to mitigate the potential volatility in fuel prices relating to the portion of our fuel usage that is not covered by fuel surcharges, which may result in favorable or unfavorable results in any given quarter.

“Capital costs (combined depreciation and amortization, revenue equipment rentals and interest expense) increased by approximately $5.1 million. The main factor was $1.7 million in additional depreciation for a group of tractors scheduled to be sold in 2016, due to the significant decline in used truck market values since August of 2015, along with a related $0.5 million decrease in gains on sale of revenue equipment, and higher depreciation expense for more expensive tractors as we continued to replace older tractors with new, more fuel efficient equipment that also offers dependability, lower operating costs, improved safety technology, and improved driver satisfaction. These increased capital costs were partially offset by an approximately $0.7 million decrease in revenue equipment rental expense and an approximately $0.3 million decrease in interest expense.”

Management Discussion—Non-Asset Based Brokerage and Other Operations
Mr. Parker offered the following comments concerning Covenant Transport Solutions, Inc. (“Solutions”), the Company’s non-asset based subsidiary:  “For the quarter, Solutions’ total revenue increased 49.9%, to $31.8 million from $21.2 million in the same quarter of 2014. Operating income was approximately $3.9 million for an operating ratio of 87.7%, compared with operating income of approximately $2.3 million and an operating ratio of 89.1% in the fourth quarter of 2014. In addition, our 49% equity investment in Transport Enterprise Leasing (“TEL”) contributed approximately $0.9 million of pre-tax income in the quarter compared with $1.2 million in the fourth quarter of 2014.”

Cash Flow, Liquidity and Capitalization
Richard B. Cribbs, the Company's Senior Vice President and Chief Financial Officer, added the following comments: “At December 31, 2015, we had approximately $60.6 million of borrowing availability under our revolving line of credit. At December 31, 2015, our total balance sheet debt and capital lease obligations, net of cash, were $247.3 million, and our stockholders’ equity was $202.2 million.  At December 31, 2015, our ratio of net debt to total balance sheet capitalization was 55.0%.  At December 31, 2015, the discounted value of future obligations under off-balance sheet operating lease obligations was approximately $18.6 million, including the residual value guarantees under those leases, and we believe the value of the leased equipment was approximately equal to the present value of such lease obligations.  Since the end of 2014, the Company's balance sheet debt and capital lease obligations, net of cash, has increased by $66.3 million, while the present value of financing provided by operating leases decreased by approximately $27.1 million. In early August 2015, we purchased our Chattanooga headquarters property, which had previously been leased since 2006. This single transaction increased the Company’s balance sheet debt by approximately $35.5 million. The present value of the remaining operating lease payments maturing through April 2026 was $17.1 million that was replaced with the balance sheet debt. This transaction has a positive impact on capital costs and operating cash flows. Due primarily to the increased peak season freight revenues billed from late November through December 31, 2015 as compared to the same 2014 period, our net accounts receivable balance increased by approximately $16.7 million at December 31, 2015 compared to December 31, 2014. We expect to collect the majority of these trade receivables in the first quarter of 2016.

“In 2015, we took delivery of approximately 815 new company tractors and disposed of approximately 449 used tractors. Due to the timing of deliveries and disposals, the number of tractors recorded as “Assets held for sale” on our consolidated balance sheet increased, representing $25.6 million at year-end 2015 compared to $4.3 million at year-end 2014. Of the 376 tractors included in assets held for sale at December 31, 2015, we have contracted for the sale of approximately 350 of those tractors by March 31, 2016. Excluding the disposal of the 350 used tractors contracted for sale, our current tractor fleet plan for 2016 includes the delivery of approximately 845 new company tractors, and the disposal of approximately 800 used tractors. For the year, the average size of our tractor fleet is expected to be approximately the same as the average for 2015. With a relatively young average company tractor fleet age of 1.7 years at December 31, 2015, we believe there is significant flexibility to manage our fleet, and we plan to regularly evaluate our tractor replacement cycle and new tractor purchase requirements.  We believe we have sufficient financing available from the captive finance subsidiaries of our main tractor suppliers, our revolving credit facility, and other sources to fund our expected revenue equipment purchases in 2016.”

Outlook
Mr. Cribbs continued: “Our outlook for 2016 as a whole reflects confidence in our ability to operate our business profitably, along with caution concerning the near-term freight environment. We have received excellent reviews of our peak-season service levels from certain key customers, and we have indications to expect additional freight from the largest of these peak customers during all of 2016, including the next peak season. We believe we are well positioned to capitalize on these opportunities to the extent they arise. However, general freight levels are soft in January, and many freight customers are not predicting improvement in their respective shipping levels until the second half of the year. Moreover, a substantial percentage of our earnings over the past three years have been generated in the second half of the year, in particular during the fourth quarter. While we expect e-commerce and omni-channel shipping growth to continue, these customers have typically re-engineered their peak season supply chains and made capacity commitments during the summer and early fall of each year. Accordingly, we remain cautious about predicting full-year freight volumes until discussions with these customers become more advanced. Outside of the general freight environment, we believe company-specific improvement opportunities exist in certain asset-based operations, and we have plans to grow Solutions’ revenue and related earnings contribution in fiscal 2016. Taking all factors into account, at the present time, we believe it will be challenging to match the earnings per share levels we generated for the first and second quarters of 2015. Depending on peak season awards and the pace of internal improvements, it also may be challenging to meet or exceed full-year 2015 earnings per share. In this overall environment, we expect to limit our investments in growth-type capital expenditures, focus on safety, driver retention, and cost controls, and monitor external developments carefully. From a balance sheet perspective, during the first quarter, we expect collection of the excess peak-season accounts receivable and payments for tractors under sale contracts to generate a range of approximately $35 million to $45 million in net cash, outside of cash from operating activities and normal net capital expenditures.”

Conference Call Information
The Company will host a live conference call tomorrow, January 26, 2015, at 11:00 a.m. Eastern time to discuss the quarter.  Individuals may access the call by dialing 800-351-4894 (U.S./Canada) and 800-756-3333 (International), access code CTG4.  An audio replay will be available for one week following the call at 877-919-4059, access code 27020471. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.ctgcompanies.com/investor-relations under the icon "Earnings Info."

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  In addition, Transport Enterprise Leasing, of Chattanooga, Tennessee is an integral affiliated company providing revenue equipment sales and leasing services to the trucking industry. The Company's Class A common stock is traded on the NASDAQ Global Select under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," “outlook,” and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to fuel hedges, equipment purchases and disposals, sources of funding for such purchases, the value of leased equipment, collection of accounts receivable, and the statements under “Outlook” are forward-looking statements. Such items have not been subjected to all the review and audit procedures associated with the release of actual financial results.  The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: the rates and volumes realized during our peak business during the fourth quarter, elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased insurance premiums, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers and in respect of claims for which we commute policy coverage, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time (including with respect to the adverse judgment on the 2008 cargo claim announced in the third quarter of 2014), adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment that impact our capital expenditures and our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our inability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to maintain compliance with the provisions of our credit agreements, particularly financial covenants in our revolving credit facility; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments and hedging contracts; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the Federal Motor Carrier Safety Administration’s Compliance, Safety, Accountability program that implemented new driver standards and modified the methodology for determining a carrier’s DOT safety rating; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; fluctuations in the results of Transport Enterprise Leasing, which are included as equity in income (loss) of affiliate in our financial statements; the number of shares repurchased, if any; the effects of repurchasing the shares on debt, equity, and liquidity; the effects of repurchasing no or a nominal number of shares; and the ultimate uses of repurchased shares, if any.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Richard B. Cribbs, Senior Vice President and Chief Financial Officer                                                              (423) 463-3331
Richard.Cribbs@ctgcompanies.com

For copies of Company information contact:
Kim Perry, Administrative Assistant                                                                                                                     (423) 463-3357
Kimberly.Perry@ctgcompanies.com

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

	INCOME STATEMENT DATA			INCOME STATEMENT DATA
	Three Months Ended Dec 31,			Year Ended Dec 31,
($000s, except per share data)	2015	2014	% Change	2015	2014	% Change
Freight revenue	$191,117	$172,454	10.8%	$640,120	$578,204	10.7%
Fuel surcharge revenue	16,945	34,334		84,120	140,776
Total revenue	$208,062	$206,788		$724,240	$718,980

Operating expenses:
Salaries, wages, and related expenses	67,154	65,110		244,779	231,761
Fuel expense	27,230	40,981		122,160	168,856
Operations and maintenance	10,792	11,752		46,458	47,251
Revenue equipment rentals and
purchased transportation	41,869	32,954		118,583	111,772
Operating taxes and licenses	2,854	2,919		11,016	10,960
Insurance and claims	10,182	10,365		31,909	39,594
Communications and utilities	1,615	1,486		6,162	5,806
General supplies and expenses	4,014	4,662		14,007	16,950
Depreciation and amortization, including gains and
losses on disposition of property and equipment	18,016	11,909		61,384	46,384
Total operating expenses	183,726	182,138		656,458	679,334
Operating income	24,336	24,650		67,782	39,646
Other (income) expenses:
Interest expense	2,483	2,699		8,445	10,807
Interest income	-	(4)		-	(13)
Other	-	-		-	-
Other expenses, net	2,483	2,695		8,445	10,794
Equity in income of affiliate	850	1,200		4,570	3,730
Income before income taxes	22,703	23,155		63,907	32,582
Income tax expense	9,473	9,610		21,822	14,774
Net income	$13,230	$13,545		$42,085	$17,808

Basic earnings per share	$0.73	$0.84		$2.32	$1.17
Diluted earnings per share	$0.73	$0.82		$2.30	$1.15
Basic weighted average shares outstanding (000s)	18,058	16,174		18,145	15,250
Diluted weighted average shares outstanding (000s)	18,205	16,443		18,311	15,517

	Three Months Ended Dec 31,			Year Ended Dec 31,
	2015	2014	% Change	2015	2014	% Change
($000s)	SEGMENT REVENUES			SEGMENT REVENUES
Asset-based trucking revenues	$159,309	$151,234	5.3%	$571,798	$522,225	9.5%
Covenant Transport Solutions non-asset based revenues	31,808	21,220	49.9%	68,322	55,979	22.0%
Freight revenue	$191,117	$172,454	10.8%	$640,120	$578,204	10.7%

	OPERATING STATISTICS			OPERATING STATISTICS
Average freight revenue per loaded mile	$2.170	$1.946	11.5%	$1.881	$1.772	6.2%
Average freight revenue per total mile	$1.929	$1.754	10.0%	$1.688	$1.598	5.7%
Average freight revenue per tractor per week	$4,423	$4,300	2.9%	$3,967	$3,777	5.0%
Average miles per tractor per period	30,133	32,208	-6.4%	122,508	123,275	-0.6%
Weighted avg. tractors for period	2,678	2,633	1.7%	2,700	2,609	3.5%
Tractors at end of period	2,656	2,665	-0.3%	2,656	2,665	-0.3%
Trailers at end of period	6,978	6,722	3.8%	6,978	6,722	3.8%

	SELECTED BALANCE SHEET DATA
($000s, except per share data)	12/31/2015	12/31/2014
Total assets	$646,329	$554,017
Total stockholders' equity	$202,160	$169,204
Total balance sheet debt, net of cash	$247,340	$181,003
Net Debt to Capitalization Ratio	55.0%	51.7%
Tangible book value per basic share	$11.15	$9.34

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